EXHIBIT 1

nFinanSe Inc.
2007 OMNIBUS EQUITY COMPENSATION PLAN
AMENDMENT NO. 1 TO STOCK OPTION GRANTS

This Amendment No. 1 to Stock Option Grants, dated as of January 19, 2010 (this “Amendment”), is issued by nFinanSe Inc., a Nevada corporation (the “Company”), to Jerry R. Welch (the “Grantee”).

BACKGROUND

Pursuant to the Stock Option Grants set forth on Exhibit A (the “Agreements”), the Company granted the Grantee options representing the right of the Grantee to purchase shares of common stock of the Company (each an “Option” and collectively, the “Options”) in the amounts as set forth on Exhibit A.

In order to continue to incentivize the Grantee to achieve the results for which the Options were originally granted, the Board of Directors of the Company (the “Board”) deemed it to be in the best interests of the Company and its stockholders to reduce the exercise price per share of the Options.  Section 18(b) of the Company’s 2007 Omnibus Equity Compensation Plan (the “Plan”) does not permit the Board to modify the exercise price of previously issued grants unless amended by the approval of a majority of the Company’s stockholders (the “Stockholder Approval”).

On January 4, 2010, the Board resolved to reduce the exercise price of the Options to $0.50 per share, effective upon Stockholder Approval of such reduction, as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Amendment. The Agreements are hereby amended as set forth below:

a.	Exercise Price Per Share. The exercise price per Share as set forth in the Agreements is reduced to $0.50 per Share.

b.	Stockholder Approval. This Amendment shall be effective upon receipt of Stockholder Approval.

2. Conflict.  Except as expressly amended by this Amendment, the terms and provisions of the Agreements shall continue in full force and effect.  In the event of a conflict between the provisions of this Amendment and any of the Agreements, or the Plan, the provisions of this Amendment shall prevail and the provisions of the Agreements or the Plan shall be deemed modified by this Amendment as necessary to resolve such conflict.

3. Defined Terms.  Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Agreements.

4. Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

NFINANSE INC.

By: /s/ Raymond P. Springer
Name: Raymond P. Springer
Title: Chief Financial Officer

GRANTEE:

/s/ Jerry R. Welch
Name: Jerry R. Welch

EXHIBIT A

Date Issued	Number of Option Shares	Original Exercise Price
01/08/07	603,416	$ 1.50
07/12/07	197,855	$ 3.40
01/24/08	95,000	$ 4.00
02/23/09	100,000	$ 1.00